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                                                                  EXHIBIT 99.374

February 25, 2000

To:      Bob Wilson
From:    John Flory

RE:  CONSOLIDATING DELIVERY POINTS INTO ONE MAJOR HUB

Bob,

We would like your help on something that is related to an issue we have discussed before.

BACKGROUND

1. In New England and the Midwest we are in the process of putting a power exchange on the front end of the ISO markets. One concern we have is that they will eventually have a high number of zones/nodes. At PJM we saw that forward trading ground to a halt when the nodal market opened until someone (do you know who?) got the bright idea to consolidate the nodes in the Western end of PJM as one major hub.

2. One of the big successes in California has been the concentration of liquidity in the PX Day Ahead market. FERC's order on ISO amendment 23 threatens that by asking the ISO to look at nodal pricing.

3. One of the selling points for the PX is that market liquidity is critical - especially as it links to the forward markets and mitigates market power. Moreover, in the California markets, about 80% of the price risk is flat price risk, not basis risk. (e.g., 90% of the variance in SP 15 prices are explained by UMCP and 70% of the variance in NP15 prices are explained by UMCP.) Since flat price risk is the biggest risk (and effective forward markets are key to managing that) we are concerned that FERC's obsession with optimizing transmission (which maybe accounts for 20% of the price risk) may sub-optimize the over-all energy market (as happened at PJM until the PJM west hub was created.)

QUESTION

Can you think of a generic solution that:

         a. builds on the lessons learned in California and PJM on the value of concentrating liquidity (and perhaps at PJM on a method for linking hub to nodes)

         b. we could use wherever we go around the country to create a major hub (or regional index?) that any ISO (or in some cases
                  PX) congestion management activities are merely creating the basis differentials off that hub/index

         c. addresses the California Amendment 23 situation in which we find a way to maintain a key role for a deep liquid PX Day Ahead market - as either the hub or index - and immune to whatever ISO action taken in creating more zones?

REFLECTIONS

This is related to our earlier conversation about trying to set our 7am Day Ahead auction as a binding auction. We were toying with making that an auction for SP15. Indeed


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most traders I talk to about this issue recommend we make SP15 as the dominant hub for our Day Ahead market and Block Forward market - and everything else could be a basis differential off that. (And of course there are some concerns about proper price signals under congestion management in the Day Ahead market as you and Jim K have discussed.)

On the other hand, I also heard that traders were nervous when they heard that SP15 was going to get re-defined with the introduction of Zone 26 - and that hurt trading for a while in both the PX Block Forward Market and the OTC market. Moreover, a highly plausible outcome of the FERC situation is that SP15 will get broken up into pieces. This would potentially fragment liquidity - and perhaps SP15 would no longer be large enough to be the dominant zone/hub.

One solution is that we could always have an SP15 index - in which we would aggregate all the sub-zones of SP15 (presumably on a volume weighted average basis) to maintain some stability of a PX index. This seems comparable to what they are doing in PJM.

Given that approach, maybe we should go ahead and include NP15 (along with the SP aggregate index) so we have an index that has even greater liquidity. If we go that far, we are almost back to the point of having our UMCP as the reference index - and maybe we even get the ISO to add Path 15 (which financially is almost equivalent to being the delivery point for UMCP today.) Path 15 will have characteristics similar to COB today. (And indeed in the OTC market, people trade COB north (to south) and COB south (to north) as two different contract delivery points just like NP15 and SP15).

The advantage of an aggregate hub/index is that it is less vulnerable to liquidity moving from one delivery point to another (OTC trading has seen liquidity move from COB to PV, probably largely because of the dominance of SP15 today). The disadvantage is that most traders prefer to have a delivery point where there is a lot of capability for physical trading (like SP15 today or PV or Cinergy).

I strongly believe to protect ourselves (and market liquidity/efficiency) we need some resolution here that makes our 7 am auction a binding auction in some way. We are already planning daily block markets at various delivery points so that people could lock in their basis differentials (off UMCP/Path 15, SP15 or whatever we want the 7am auction to be) or the full delivered energy price.

You may recall in NordPool that people have a choice between Oslo, Stockholm and UMCP as the cash market price for liquidating their financial contracts. Most of them use UMCP because it is deeper. (Of course in Norway, the bids for the UMCP market are also used for Day Ahead congestion management so that eliminates some gaming potential created by our separation of the energy and congestion management markets.)

I suspect that if we have both a main delivery hub market and a basis differential market in the morning before the ISO congestion management market resolves at 1pm, people would still have the incentive to use both the PX and the ISO markets. Moreover, the basis differential market (including a forward market several months into the future) is a


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way to protect against the potential eventual thinning of the ISO inc/dec congestion management market due to FTRs.

So what solution would you recommend for us - in California and as a prototype across the country - creating an index of several zones/nodes (like PJM west) or latching on to one major hub or something else?